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                                                                    EXHIBIT 99.1

           DVI, INC. ANNOUNCES LETTER OF INTENT TO SELL U.K. ASSETS TO
                             ING LEASE HOLDING N.V.

                           EXAMINER APPOINTED BY COURT

                   SENIOR EXECUTIVE RICHARD E. MILLER RESIGNS


Jamison, PA - October 22, 2003 - DVI, Inc. (OTC: DVIXQ) confirmed today that it has entered into a letter of intent to sell certain loan contracts and the assets of the United Kingdom branch of DVI Financial Services, Inc. as well as substantially all of the assets of its European non-debtor subsidiaries to ING Lease Holding N.V. Pursuant to the agreement, ING has offered E133,700,000 plus VAT and any other equivalent sales taxes, subject to certain adjustments.

A hearing on the sale is scheduled for November 5, 2003 at the United States Bankruptcy Court for the District of Delaware.

"We are pleased to enter into the letter of intent with ING, as we believe its offer represents the best possible value for the assets in question," said Mark
E. Toney, DVI CEO. "We continue to work with the DIP lenders and the Creditors' Committee to determine the best possible way to maximize the value of our U.S. assets."

DVI also confirmed today that Todd Neilson of Neilson Elggren, LLP has been appointed by the Court to serve as examiner in the Company's case. The Company said it is supporting the examiner and is fully cooperating with the investigation.

The Company also said that Richard E. Miller, Executive Vice President, DVI, Inc. and President, DVI Financial Services, Inc. has resigned effective October 17, 2003 to pursue other interests. His duties will be handled by other Company executives as the sale process continues.

DVI filed for Chapter 11 protection on August 25, 2003.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, the Company's expectations regarding its reserves held against its loan portfolio assets. These statements may be identified by their use of words, such as "anticipate," "estimates," "should," "expect," "guidance," "project," "intend," "plan," "believe" and other words and terms of similar meaning, in connection with any discussion of the Company's financial statements, business, results of operations, liquidity and future operating or financial performance. Factors that could affect the Company's forward-looking statements include, among other things: the finalization of the review of DVI's reserve for doubtful accounts, its sources for working capital and other items in the financial statements for the quarter ended March 31, 2003, which finalization may result in material changes, individually and in the aggregate from the financial statements previously reported; negative reactions from the Company's stockholders, creditors or vendors to the preliminary or final results of the review being conducted with respect to the Company's financial statements for the quarter ended March 31, 2003, including the Company's reserve for doubtful accounts and its sources for working capital; the impact and result of any litigation (including private litigation) or of any action by the New York Stock Exchange, any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company or its financial statements; additional delays in completing the analysis of the Company's reserve amounts; adverse results on the Company's business relating to increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; any adverse developments in existing commercial disputes or legal proceedings.

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